Filed Pursuant to Rule 424(b)(5)

Registration No. 333-129338

Prospectus Supplement

(To Prospectus Dated December 21, 2005)

24,500,000 Shares

Common Stock

We are selling 24,500,000 shares of our common stock. Our common stock trades on the New York Stock Exchange under the symbol “NYB.” On April 11, 2006, the last reported sales price of our common stock was $17.39 per share.

Investing in the shares involves risks.

“ Risk Factors” begin on page S-6.

The underwriter will purchase the common stock from us at a price of $16.35 per share, resulting in $400,575,000 aggregate proceeds to us.

The underwriter may offer the common stock from time to time in one or more transactions on the New York Stock Exchange, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices, which may include a commission equivalent. See “Underwriting.”

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares will be made on or about April 18, 2006.

Bear, Stearns & Co. Inc.

The date of this prospectus supplement is April 11, 2006.

PROSPECTUS SUPPLEMENT

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, and the other documents we incorporate by reference in this prospectus supplement and in the accompanying prospectus, may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements, which are based on certain assumptions, and describe our future plans, strategies, and expectations, are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or other similar expressions. Although we believe that our plans, intentions and expectations, as reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or realized. Our ability to predict results or the actual effects of our plans and strategies are inherently uncertain. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus supplement and the accompanying prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth under the heading “Risk Factors,” beginning on page S-6 of this prospectus supplement, under the heading “Forward-Looking Statements and Associated Risk Factors” in our most recent Annual Report on Form 10-K, and in other reports filed with the Securities and Exchange Commission. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to: general economic conditions, either nationally or locally in some or all of the areas in which we conduct our business; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income or future cash flows; changes in deposit flows, and in demand for deposit, loan, and investment products and other financial services in our local markets; changes in real estate values, which could impact the quality of the assets securing our loans; changes in the quality or composition of the loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames; our timely development of new and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; the outcome of pending or threatened litigation or of other matters before regulatory agencies, whether currently existing or commencing in the future; changes in accounting principles, policies, practices, or guidelines; changes in legislation and regulation; operational issues and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting the Company’s operations, pricing, and services. Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

You should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this prospectus supplement. We do not assume any obligation to revise forward-looking statements except as may be required by law.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus. This prospectus supplement and the prospectus are part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of securities described in the accompanying prospectus in one or more offerings, from time to time, up to a total dollar amount of $1,000,000,000, of which this offering is a part. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement provides you with specific information about the common stock we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. To the extent the information in this prospectus supplement is different from that in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under “Incorporation by Reference” on page S-16 of this prospectus supplement, before investing in shares of our common stock. Unless otherwise indicated in this prospectus supplement, the terms the “Company,” “we,” “us,” and “our” mean New York Community Bancorp, Inc. and its consolidated subsidiaries.

NEW YORK COMMUNITY BANCORP, INC.

We are a registered bank holding company whose principal business is conducted by our wholly-owned subsidiaries, New York Community Bank and New York Commercial Bank. At December 31, 2005, we had total assets of approximately $26.3 billion, total deposits of approximately $12.1 billion, and total consolidated stockholders’ equity of approximately $3.3 billion.

We believe that New York Community Bank is one of the leading producers of multi-family loans for portfolio in the City of New York and the third largest thrift depository, based on deposits, in the New York metropolitan area. New York Community Bank serves its customers through seven community divisions with a total of 139 banking offices throughout New York City, Long Island, Westchester County, and northern New Jersey. New York Commercial Bank has 12 banking offices on Long Island and in the borough of Brooklyn.

New York Commercial Bank was established on December 30, 2005 in connection with our acquisition of Long Island Financial Corp., the holding company for Long Island Commercial Bank. On December 30, 2005, Long Island Financial Corp. merged with and into us and Long Island Commercial Bank commenced operations under the name “New York Commercial Bank.” On October 10, 2005, we entered into a stock purchase agreement with NBG International Holdings B.V., a Dutch subsidiary of the National Bank of Greece, under which we will acquire all of the common stock of Atlantic Bank of New York, a wholly owned U.S. subsidiary of NBG International Holdings B.V., for an aggregate purchase price of $400 million in cash. Headquartered in Manhattan, Atlantic Bank of New York is a full-service commercial bank with assets of $2.7 billion, deposits of $1.7 billion, and 17 branches in Manhattan, Queens, Brooklyn, and Nassau and Westchester Counties, at December 31, 2005. Upon completion of the Atlantic Bank of New York acquisition, New York Commercial Bank will have 29 branches serving Manhattan, Queens, Brooklyn, Westchester County and Long Island. We have received all regulatory approvals necessary to complete the acquisition of Atlantic Bank of New York and expect to complete the transaction in April 2006.

CORPORATE GROWTH STRATEGY

Our primary strategy is to attract deposits from our customers in New York City, Long Island, Westchester County and northern New Jersey and to invest these deposits, together with funds generated from operations, loan sales, sales of securities and borrowings, primarily in multi-family mortgage loans secured by properties in our market area and, to a lesser extent, in commercial real estate and construction loans and investment grade securities. We also seek to establish new banking branches and pursue acquisitions of other institutions or their branches in accordance with our disciplined acquisition strategy. Our recently completed acquisition of Long Island Financial Corp. and our pending acquisition of Atlantic Bank of New York is consistent with this strategy and broadens our business model to include commercial banking. We do not have any specific plans for further mergers or acquisitions at this time.

THE OFFERING

Common stock offered by New York Community Bancorp, Inc.	24,500,000 shares

Shares outstanding after the offering	297,861,284 shares

Use of proceeds	We intend to use the net proceeds of this offering to fund the acquisition of Atlantic Bank of New York which we expect to complete in April 2006. See “Use of Proceeds.”

Dividend policy	We generally pay quarterly dividends on our common stock depending on our financial results, determinations by our board of directors and certain regulatory requirements.

Risk factors	See “Risk Factors” and other information incorporated by reference in this prospectus supplement for a discussion of risks involved in an investment in shares of our common stock.

New York Stock Exchange symbol	NYB

The number of shares shown as outstanding assumes completion of the offering as of December 31, 2005, and excludes outstanding options to purchase 20,313,114 shares of our common stock at a weighted average option price of $14.95 per share.

Unless otherwise indicated, all information in this prospectus supplement for the period ended, and as of, December 31, 2005, excludes 20,313,114 shares of our common stock subject to outstanding options at that date.

RISK FACTORS

An investment in our common stock is subject to various risks and uncertainties that are inherent in our business. Before making an investment decision, you should carefully consider all of the information included or incorporated by reference in this prospectus supplement, including the risks and uncertainties that follow. Additional risks that are not currently known to us, or that we currently believe to be immaterial, may also have a material effect on our financial condition and results of operations.

We are subject to interest rate risk.

Our primary source of income is net interest income, which is the difference between the interest income generated by our interest-earning assets (consisting primarily of loans and, to a lesser extent, securities) and the interest expense generated by our interest-bearing liabilities (consisting primarily of deposits and wholesale borrowings).

The level of net interest income is a function of the average balance of our interest-earning assets, the average balance of our interest-bearing liabilities, and the spread between the yield on such assets and the cost of such liabilities. These factors are influenced by both the pricing and mix of our interest-earning assets and our interest-bearing liabilities which, in turn, are impacted by such external factors as the local economy, competition for loans and deposits, the monetary policy of the Federal Open Market Committee of the Federal Reserve Board of Governors (the “FOMC”), and market interest rates.

The cost of our deposits and short-term wholesale borrowings is largely based on short-term rates of interest, the level of which is driven by the FOMC. However, the yields generated by our loans and securities are typically driven by intermediate-term (i.e., five-year) rates of interest, which are set by the market and generally vary from day to day. The level of net interest income is therefore influenced by movements in such rates of interest, and the pace at which such movements occur. If the interest rates on our interest-bearing liabilities increase at a faster pace than the interest rates on our interest-earning assets, the result could be a reduction in net interest income and with it, a reduction in the earnings of the Company. Our net interest income and earnings would be similarly impacted were the interest rates on our interest-earning assets to decline more quickly than the interest rates on our interest-bearing liabilities.

In addition, such changes in interest rates could have an effect on our ability to originate loans and attract and retain deposits; the fair value of our financial assets and liabilities; and the average life of our loan and securities portfolios.

In 2005, the movements in short- and intermediate-term interest rates resulted in a flattening of the yield curve (meaning that the levels of short-term interest rates and intermediate-term interest rates approximate each other), the contraction of our net interest income, and a reduction in our net income. By the end of 2005, the yield curve had inverted, meaning that the level of short-term interest rates exceeded the level of intermediate-term interest rates. Should the inverted yield curve continue or become more pronounced, our net interest income could experience further contraction, which could have a material adverse effect on our net income and cash flows and the value of our assets.

We are subject to credit risk.

Risks stemming from our focus on multi-family, commercial real estate, and construction lending:

Our business strategy emphasizes the origination of multi-family loans and, to a lesser extent, commercial real estate and construction loans, all of which are generally larger, and have higher risk-adjusted returns and shorter maturities than one-to-four family mortgage loans. At December 31, 2005, our multi-family, commercial real estate, and construction loan portfolios totaled $16.6 billion, and represented 97.5% of total loans. Our credit risk would ordinarily be expected to increase with the growth of these loan portfolios.

While our record of asset quality has historically been solid, multi-family and commercial real estate properties are generally believed to involve a greater degree of credit risk than one-to-four family loans. In addition, payments on multi-family and commercial real estate loans generally depend on the income produced by the underlying properties which, in turn, depends on their successful operation and management. Accordingly, the ability of our borrowers to repay these loans may be impacted by adverse conditions in the local real estate market and the local economy. While we seek to minimize these risks through our underwriting policies, which generally require that such loans be qualified on the basis of the property’s cash flows, appraised value, and debt service coverage ratio, among other factors, there can be no assurance that our underwriting policies will protect us from credit-related losses or delinquencies.

Construction financing typically involves a greater degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development, compared to the estimated costs (including interest) of construction. If the estimate of value proves to be inaccurate, the loan may be under-secured. While we seek to minimize these risks by maintaining consistent lending policies and rigorous underwriting standards, a downturn in the local economy or real estate market could have a material adverse effect on the quality of our construction loan portfolio, thereby resulting in material losses or delinquencies.

Risks stemming from our focus on lending in the New York metropolitan region:

Our business depends significantly on general economic conditions in the New York metropolitan region, where the majority of the buildings and properties securing our loans are located. Unlike larger national or superregional banks that serve a broader and more diverse geographic region, our lending is primarily concentrated in New York City and the surrounding markets of Nassau, Suffolk, and Westchester Counties in New York, and Essex and Hudson Counties in New Jersey.

Accordingly, the ability of our borrowers to repay their loans, and the value of the collateral securing such loans, may be significantly affected by economic conditions in the region or changes in the local real estate market. A significant decline in general economic conditions caused by inflation, recession, unemployment, acts of terrorism, or other factors beyond our control could therefore have an adverse effect on our financial condition and results of operations. In addition, because multi-family and commercial real estate loans represent the majority of our loans outstanding, a decline in tenant occupancy due to such factors or for other reasons, could adversely impact the ability of property owners to repay their loans on a timely basis, which could have a negative impact on our operating results.

We are subject to certain risks in connection with the level of our allowance for loan losses.

A variety of factors could cause our borrowers to default on their loan payments and the collateral securing such loans to be insufficient to pay any remaining indebtedness. In such an event, we could experience significant loan losses, which could have a material adverse effect on our financial condition and results of operations.

In the process of originating a loan, we make various assumptions and judgments about the ability of the borrower to repay it, based on the cash flows produced by the building or property, the value of the real estate or other assets serving as collateral, and the creditworthiness of the borrower, among other factors.

We also establish an allowance for loan losses through an assessment of probable losses in each of our loan portfolios. Several factors are considered in this process, including historical and projected default rates and loss severities; internal risk ratings; loan size; economic, geographic, industry, and environmental factors, and loan impairment, as defined by the Financial Accounting Standards Board. If our assumptions and judgments regarding such matters prove to be incorrect, our allowance for loan losses might not be sufficient, and additional loan loss provisions might need to be made. Depending on the amount of such loan loss provisions, the adverse impact on our earnings could be material.

In addition, as we continue to grow our loan portfolio, we may decide to increase the allowance for loan losses by making additional provisions, which would adversely impact our operating results. Furthermore, bank regulators may require us to make a provision for loan losses or otherwise recognize further loan charge-offs following their periodic review of our loan portfolio, our underwriting procedures, and our loan loss allowance. Any increase in our allowance for loan losses or loan charge-offs as required by such regulatory authorities could have a material adverse effect on our financial condition and results of operations.

We face significant competition for loans and deposits.

We face significant competition for loans and deposits from other banks and financial institutions, both within and beyond our local marketplace. Within the New York metropolitan region, we compete with commercial banks, savings banks, credit unions, and investment banks for deposits, and with the same financial institutions and others (including mortgage brokers, finance companies, mutual funds, insurance companies, and brokerage houses) for loans. We also compete with companies that solicit loans and deposits over the Internet.

Many of our competitors (including money center, national, and superregional banks) have substantially greater resources and higher lending limits than we do, and may offer certain services that we do not, or cannot, provide. Because our profitability stems from our ability to attract deposits and originate loans, our continued ability to compete for depositors and borrowers is critical to our success.

Our success as a competitor depends on a number of factors, including our ability to develop, maintain, and build upon long-term relationships with our customers by providing them with convenience, in the form of multiple branch locations and extended hours of service; access, in the form of alternative delivery channels, such as online banking, banking by phone, and ATMs; a broad and diverse selection of products and services; interest rates and service fees that compare favorably with those of our competitors; and skilled and knowledgeable personnel to assist them with their financial needs. External factors that may impact our ability to compete include changes in local economic conditions and real estate values, changes in interest rates, and the consolidation of banks and thrifts within our marketplace.

We are subject to certain risks in connection with our strategy of growing through mergers and acquisitions.

Merger transactions have contributed significantly to our growth in the past five years, and continue to be a key component of our business model. Accordingly, it is possible that we could acquire other financial institutions, financial service providers, or branches of banks in future periods. However, our ability to engage in future transactions depends on our ability to identify suitable merger partners, our ability to finance and complete such acquisitions on acceptable terms and at acceptable prices, and our ability to receive the necessary regulatory approvals and, where appropriate, shareholder approvals.

Furthermore, mergers and acquisitions, including the recently completed acquisition of Long Island Financial and the pending acquisition of Atlantic Bank, involve a number of risks and challenges, including the diversion of management’s attention; the need to integrate acquired operations, internal controls, and regulatory functions; the potential loss of key employees and customers of the acquired companies; and an increase in expenses and working capital requirements.

Any of these factors, among others, could adversely affect our ability to achieve the anticipated benefits of the acquisitions we undertake.

We may not be able to attract and retain key personnel.

To a large degree, our success depends on our ability to attract and retain key personnel whose expertise, knowledge of our market, and years of industry experience would make them difficult to replace. Competition for skilled leaders in our industry can be intense, and we may not be able to hire or retain the people we would like to have working for us. The unexpected loss of services of one or more of our key personnel could have a material adverse impact on our business, given the specialized knowledge of such personnel, and the difficulty of finding qualified replacements on a timely basis.

To attract and retain personnel with the skills and knowledge to support our business, we offer a variety of benefits.

We are subject to environmental liability risk associated with our lending activities.

A significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Although we have policies and procedures requiring the performance of an environmental site assessment before initiating any foreclosure action on real property, these assessments may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our financial condition and results of operations.

Our business may be adversely impacted by acts of war or terrorism.

Acts of war or terrorism could have a significant impact on our ability to conduct our business. Such events could affect the ability of our borrowers to repay their loans, could impair the value of the collateral securing our loans, and could cause significant property damage, thus increasing our expenses and/or reducing our revenues. In addition, such events could affect the ability of our depositors to maintain their deposits with the Banks.

Although we have established disaster recovery policies and procedures, the occurrence of any such event could have a material adverse effect on our business which, in turn, could have a material adverse effect on our financial condition and results of operations.

We are subject to changes in laws and regulations.

We are subject to regulation, supervision, and examination by the New York State Banking Department, which is the chartering authority for both the Community Bank and the Commercial Bank; by the Federal Deposit Insurance Corporation, as the insurer of our deposits; and by the Board of Governors of the Federal Reserve System. Such regulation and supervision governs the activities in which a bank holding company and its banking subsidiaries may engage, and is intended primarily for the protection of the deposit insurance funds, depositors, and the banking system generally. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including with respect to the imposition of restrictions on the operation of a bank or a bank holding company, the classification of assets by a bank, and the adequacy of a bank’s allowance for loan losses, among other matters. Any change in such regulation and supervision, whether in the form of regulatory policy, regulations, legislation, rules, orders, enforcement actions, or decisions, could have a material impact on the Company, our subsidiary banks, and our operations.

Our operations are also subject to extensive regulation by other federal, state, and local governmental authorities, and to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. While we believe that we are in compliance in all material respects with applicable federal, state, and local laws, rules, and regulations, we may be subject to future changes in such laws, rules, and regulations that could have a material impact on our results of operations.

We are subject to certain risks in connection with our use of technology.

Risks associated with systems failures, interruptions, or breaches of security:

Communications and information systems are essential to the conduct of our business, as we use such systems to manage our customer relationships, our general ledger, our deposits, and our loans. While we have established policies and procedures to prevent or limit the impact of systems failures, interruptions, and security breaches, there can be no assurance that such events will not occur or that they will be adequately addressed if they do. In addition, any compromise of our security systems could deter customers from using our web site and our online banking service, both of which involve the transmission of confidential information. Although we rely on commonly used security and processing systems to provide the security and authentication necessary to effect the secure transmission of data, these precautions may not protect our systems from compromises or breaches of security.

In addition, we outsource our data processing to certain third-party providers. If our third-party providers encounter difficulties, or if we have difficulty in communicating with them, our ability to adequately process and account for customer transactions could be affected, and our business operations could be adversely impacted. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any systems failure, interruption, or breach of security could damage our reputation and result in a loss of customers and business, could subject us to additional regulatory scrutiny, or could expose us to civil litigation and possible financial liability. Any of these occurrences could have a material adverse effect on our financial condition and results of operations.

Risks associated with changes in technology:

The provision of financial products and services has become increasingly technology-driven. Our ability to meet the needs of our customers competitively, and in a cost-efficient manner, is dependent on our ability to keep pace with technological advances and to invest in new technology as it becomes available. Many of our competitors have greater resources to invest in technology than we do and may be better equipped to market new technology-driven products and services. The ability to keep pace with technological change is important, and the failure to do so on our part could have a material adverse impact on our business and therefore on our financial condition and results of operations.

We rely on the dividends we receive from our subsidiaries.

We are a separate and distinct legal entity from our subsidiaries, and a substantial portion of the revenues we receive consists of dividends from the Banks. These dividends are the primary funding source for the dividends we pay on our common stock and the interest and principal payments on our debt. Various federal and state laws and regulations limit the amount of dividends that a bank may pay to the parent company. In addition, our right to participate in a distribution of assets upon the liquidation or reorganization of a subsidiary may be subject to the prior claims of the subsidiary’s creditors. In the event that the Banks are unable to pay dividends to the Parent Company, we may not be able to service our debt, pay our obligations, or pay dividends on our common stock. The inability to receive dividends from the Banks could therefore have a material adverse effect on our business, our financial condition, and our results of operations.

Various factors could make a takeover attempt of the Company more difficult to achieve.

While we did not renew our Shareholder Rights Plan upon its expiration in January 2006, certain provisions of our certificate of incorporation and bylaws, in addition to certain federal banking laws and regulations, could make it more difficult for a third party to acquire the Company without the consent of the Board of Directors, even if doing so were perceived to be beneficial to the Company’s shareholders. These provisions also make it more difficult to remove our current Board of Directors or management or to appoint new directors, and also regulate the timing and content of stockholder proposals and nominations, and qualification for service on the Board of Directors. In addition, the Company has entered into employment agreements with certain executive officers that would require payments to be made to them in the event that their employment were terminated following a change in control of the Company or the Banks. These payments may have the effect of increasing the costs of acquiring the Company. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination, which could adversely impact the market price of our common stock.

Various factors could impact the price and trading activity in our common stock.

The price of the Company’s common stock can fluctuate significantly in response to a variety of factors, including, but not limited to, the following: actual or anticipated variations in the Company’s quarterly results of operations; earnings estimates and recommendations of securities analysts; the performance and stock price of other companies that investors and analysts deem comparable to the Company; news reports regarding trends and issues in the financial services industry; actual or anticipated changes in the economy, the real estate market, and interest rates; speculation regarding the Company’s involvement in industry consolidation; mergers and acquisitions involving the Company’s peers; delays in, or a failure to realize the anticipated benefits of, an acquisition; speculation about, or an actual change in, dividend payments; changes in legislation or regulation impacting the financial services industry in particular, or publicly traded companies in general; regulatory enforcement or other actions against the Company or the Banks; threats of terrorism or military conflicts; and general market fluctuations. Fluctuations in stock price may make it more difficult for you to sell your common stock at an attractive price.

USE OF PROCEEDS

The proceeds from our sale of 24,500,000 shares of common stock to the underwriter will be $400.6 million based on an offering price of $16.35 per share.

We intend to use the net proceeds of the offering, after expenses, to fund the acquisition of Atlantic Bank of New York. We expect to complete the acquisition of Atlantic Bank of New York in April 2006.

CAPITALIZATION

The following table sets forth our unaudited capitalization as of December 31, 2005 on an actual basis and on an as adjusted basis to give effect to the offering assuming the shares of common stock are issued from authorized but unissued shares. You should read this information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements of New York Community Bancorp, Inc. and the related notes, in our most recent Annual Report on Form 10-K, and with other reports filed with the Securities and Exchange Commission and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	December 31, 2005
	Actual	As Adjusted
Long-term Federal Home Loan Bank of New York advances and repurchase agreements	$8,275,227	$8,275,227
Trust preferred securities	616,197	616,197
Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 273,396,452 shares issued (actual), 600,000,000 shares authorized and 297,861,284 shares issued (as adjusted)	2,734	2,979
Additional paid-in capital	3,051,157	3,450,912
Retained earnings (substantially restricted)	475,501	475,501
Accumulated other comprehensive income, net of tax effect	(55,857)	(55,857)
Less:
Treasury stock	(138,671)	(138,671)
Unallocated common stock held by Employee Stock Ownership Plan (“ESOP”)	(6,874)	(6,874)
Common stock held by Supplemental Executive Retirement Plan (“SERP”)	(3,113)	(3,113)

Total stockholders’ equity	3,324,877	3,724,877

Total capitalization	$12,216,301	$12,616,301

DESCRIPTION OF COMMON STOCK

We no longer have the NYCB Stockholder Protection Rights Agreement described in the accompanying prospectus. We did not renew the rights agreement which expired in accordance with its terms as of the close of business on January 16, 2006. Effective March 31, 2006, our registrar and transfer agent is Mellon Investor Services LLC. See “Description of Common Stock” on page 20 of the accompanying prospectus for additional information regarding our common stock.

UNDERWRITING

We and Bear, Stearns & Co. Inc. have entered into an underwriting agreement concerning the shares of common stock being offered. Subject to the terms and conditions of the underwriting agreement, Bear, Stearns & Co. Inc. has agreed to purchase all the shares being offered. The underwriting agreement provides that the underwriter’s obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including that the representations and warranties made by us to the underwriter are true and our delivery of customary closing documents to the underwriter.

The underwriter proposes to offer the shares of common stock from time to time for sale in one or more transactions in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of the sale, at prices related to prevailing market prices or at negotiated prices, which may include a commission equivalent, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of the common stock offered hereby to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom they may act as agents or to whom they sell as principal.

We estimate that the total expenses of the offering payable by us will be approximately $575,000.

Our common stock is listed on The New York Stock Exchange under the symbol “NYB.”

In order to facilitate the offering of the shares of common stock, the underwriter may engage in stabilizing transactions, which consist of bids to purchase the common stock in the open market subject to a specified minimum. These stabilizing transactions may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Bear, Stearns & Co. Inc. for a period of 90 days after the date of this prospectus supplement, except issuances pursuant to the exercise of options outstanding on the date hereof, grants of employee stock options pursuant to the terms of a plan in effect on the date hereof, issuances pursuant to the exercise of such options, the filing of registration statements on Form S-8 and amendments thereto in connection with those stock options or our employee stock purchase plans in existence on the date hereof or the filing of registration statements on Form S-4 and amendments thereto relating to corporate reorganizations and other transactions under Rule 145 under the Securities Act.

The members of our board of directors and executive officers have agreed under lock-up agreements that, subject to certain exceptions, without the prior written consent of Bear, Stearns & Co. Inc. they will not offer, sell or otherwise dispose of any shares of capital stock or any securities which may be converted into or exchanged for any shares of capital stock for a period ending 90 days after the date of this prospectus supplement, other than dispositions of up to an aggregate of 180,000 shares of common stock to satisfy certain pre-existing tax liabilities during the last 45 days of this 90-day period.

Notwithstanding the foregoing, if (i) during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, all of the foregoing restrictions shall continue to apply to us, our directors and officers and all of our existing shareholders until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriter against certain liabilities relating to the offering, including civil liabilities under the Securities Act of 1933, as amended and to contribute to payments that the underwriter may be required to make in respect thereof.

The underwriter from time to time performs investment banking and other financial services for us and our affiliates for which they have received advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services. The underwriter has represented us in our acquisition of Atlantic Bank of New York for which it will receive customary fees.

We expect that delivery of the shares of common stock will be made against payment therefor on or about April 18, 2006, which will be the 4th business day following the date of pricing of the shares of common stock (such settlement cycle being herein referred to as “T + 4”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, or Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares of common stock on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the shares of common stock initially will settle T + 4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of shares of common stock who wish to trade shares of common stock on the date of pricing or the next three succeeding business days should consult their own advisor.

LEGAL MATTERS

The validity of the issuance of the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Muldoon Murphy & Aguggia LLP, Washington, D.C. The underwriter has been represented by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements of New York Community Bancorp, Inc. and its subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference into this document in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the Commission will automatically update and supersede this information.

This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the Securities and Exchange Commission.

SEC Filings	Period or Date (as applicable)
Annual Report on Form 10-K	Year ended December 31, 2005, as filed on March 16, 2006

Current Reports on Form 8-K	March 30, 2006 April 6, 2006

In addition, we also incorporate by reference all future documents that we file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until the completion of the distribution of the common stock covered by this prospectus supplement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than information in Current Reports furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

We will provide to each person who so requests, including any beneficial owner to whom this prospectus supplement and the accompanying prospectus are delivered, a copy of these documents from us, at no cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” on page 4 of the accompanying prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

PROSPECTUS

New York Community Bancorp, Inc.

Debt Securities

Common Stock

Preferred Stock

Warrants

Depositary Shares

Stock Purchase Contracts

Stock Purchase Units

Units

We may offer and sell from time to time, in one or more series, our unsecured debt securities, which may consist of notes, debentures, or other evidences of indebtedness, shares of our common stock, shares of our preferred stock, warrants to purchase other securities, depositary shares, stock purchase contracts, stock purchase units or units consisting of a combination of two or more of these securities. The debt securities and preferred stock may be convertible into or exchangeable for other securities of ours. This prospectus provides you with a general description of these securities. Each time we offer any securities pursuant to this prospectus, we will provide you with a prospectus supplement, and, if necessary, a pricing supplement, that will describe the specific amounts, prices and terms of the securities being offered. These supplements may also add, update or change information contained in this prospectus. To understand the terms of the securities offered, you should carefully read this prospectus with the applicable supplements, which together provide the specific terms of the securities we are offering.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus or the accompanying prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 21, 2005

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS

PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

•	this prospectus, which provides general information, some of which may not apply to your securities;

•	the accompanying prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities; and

•	if necessary, a pricing supplement, which describes the specific terms of your securities.

If the terms of your securities vary among the pricing supplement, the prospectus supplement and the accompanying prospectus, you should rely on the information in the following order of priority:

•	the pricing supplement, if any;

•	the prospectus supplement; and

•	the prospectus.

We include cross-references in this prospectus and the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

Unless indicated in the applicable prospectus supplement, we have not taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell the debt securities, preferred stock, depositary shares, warrants, stock purchase contracts, stock purchase units, common stock or units consisting of a combination of these securities described in this prospectus in one or more offerings, up to a total dollar amount of $1,000,000,000. We may also sell other securities under the registration statement that will reduce the total dollar amount of securities that we may sell under this prospectus. This prospectus provides you with a general description of the securities covered by it. Each time we offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of the offer. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “NYCB,” “we,” “us,” “our” or similar references mean New York Community Bancorp, Inc. and references to the “Bank” mean New York Community Bank.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933, the “Securities Act,” that registers, among other securities, the offer and sale of the securities that we may offer under this prospectus. The registration statement, including the attached exhibits and schedules included or incorporated by reference in the registration statement, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, the “Exchange Act.”

You may read and copy this information at the following locations of the SEC:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Northeast Regional Office

The Woolworth Building

233 Broadway

New York, New York 10279

Midwest Regional Office

500 West Madison Street

Suite 1400

Chicago, Illinois 60661-2511

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers like us who file electronically with the SEC. The address of that site is:

http://www.sec.gov

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC.

The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC.

SEC Filings	Period or Date (as applicable)
Annual Report on Form 10-K	Year ended December 31, 2004

Quarterly Report on Form 10-Q	Quarter ended March 31, 2005

Quarterly Report on Form 10-Q	Quarter ended June 30, 2005

Current Reports on Form 8-K	April 6, 2005 June 1, 2005 June 8, 2005 August 2, 2005 October 6, 2005 October 11, 2005 October 14, 2005

The description of NYCB common stock and preferred stock set forth in the registration statement on Form 8-A (No. 1-31565) and any amendment or report filed with the SEC for the purpose of updating this description	December 12, 2002

In addition, we also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of our initial registration statement relating to the securities until the completion of the distribution of the debt securities and common stock covered by this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus.

You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s Internet world wide web site at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Investor Relations Department

New York Community Bancorp, Inc.

615 Merrick Avenue

Westbury, New York 11590

(516) 683-4420

In addition, we maintain a corporate website, www.mynycb.com. We make available, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this Registration Statement.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the other documents we incorporate by reference in this prospectus, may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. The Company’s ability to predict results or the actual effects of its plans or strategies is inherently uncertain. Although we believe that our plans, intentions and expectations, as reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or realized. Our ability to predict results or the actual effects of our plans and strategies are inherently uncertain. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth under the heading “Forward-Looking Statements and Associated Risk Factors” in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to: general economic conditions, either nationally or locally in some or all of the areas in which we conduct our business; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income or future cash flows; changes in deposit flows, and in demand for deposit, loan, and investment products and other financial services in our local markets; changes in real estate values, which could impact the quality of the assets securing our loans; changes in the quality or composition of the loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames; our timely development of new and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; the outcome of pending or threatened litigation or of other matters before regulatory agencies, whether currently existing or commencing in the future; changes in accounting principles, policies, practices, or guidelines; changes in legislation and regulation; operational issues and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting the Company’s operations, pricing, and services. Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

You should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this prospectus. We do not assume any obligation to revise forward-looking statements except as may be required by law.

NEW YORK COMMUNITY BANCORP, INC.

We are a registered bank holding company whose principal business is conducted by our wholly-owned subsidiary, New York Community Bank. New York Community Bank serves its customers through a network of 141 banking offices in New York City, Long Island, Westchester County, and northern New Jersey, and operates through seven divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. We believe the Bank is one of the leading originators of multi-family mortgage loans for portfolio in New York City, based on market capitalization at September 30, 2005, and the third largest thrift depository in the New York metropolitan region. At September 30, 2005, we had total assets of approximately $25.0 billion, total deposits of approximately $11.1 billion, and total consolidated stockholders’ equity of approximately $3.3 billion.

On October 10, 2005, we entered into a stock purchase agreement with NBG International Holdings B.V., a Dutch subsidiary of the National Bank of Greece, under which we will acquire all of the common stock of Atlantic Bank of New York (“Atlantic”), a wholly-owned U.S. subsidiary of NBG International Holdings B.V. Headquartered in Manhattan, Atlantic is a full-service commercial bank with assets of $3.0 billion, deposits of $1.8 billion, and 17 branches in Manhattan, Queens, Brooklyn, and Nassau and Westchester Counties, at June 30, 2005. We will pay $400 million in cash for Atlantic’s common stock in an all-cash transaction. The acquisition of Atlantic is expected to be completed in the first quarter of 2006, pending regulatory approval. On July 29, 2005, we entered into an agreement and plan of merger pursuant to which we will acquire Long Island Financial Corp. (“Long Island Financial”), the holding company for Long Island Commercial Bank, a New York State-chartered commercial bank providing commercial and consumer banking services through 12 branch offices in Suffolk, Nassau, and Kings Counties. Under the terms of the agreement with Long Island Financial, Long Island Financial stockholders will receive 2.32 shares of New York Community Bancorp common stock in a tax-free exchange for each share of Long Island Financial common stock held at the closing date. At September 30, 2005, Long Island Financial had assets of $532.8 million, deposits of $375.8 million, and stockholders’ equity of $532.8 million. The acquisition of Long Island Financial is expected to be completed in the fourth quarter of 2005, pending regulatory and Long Island Financial stockholder approval.

Our common stock trades on the New York Stock Exchange under the symbol “NYB.”

The Bank is subject to comprehensive regulation, examination and supervision by the New York State Banking Department, the “NYSBD,” and the Federal Deposit Insurance Corporation, the “FDIC”. NYCB is subject to regulation, examination and supervision by the Federal Reserve Board, the “FRB,” as a bank holding company.

Our principal executive offices are located at 615 Merrick Avenue, Westbury, New York 11590, and our telephone number is (516) 683-4100.

Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” on page 4 of this prospectus.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges were as follows for the periods presented:

	Six Months Ended June 30, 2005	Year Ended December 31,
		2004	2003	2002	2001	2000
Ratio of Earnings to Fixed Charges:
Excluding Interest on Deposits	2.43	2.74	3.69	3.53	3.25	1.90
Including Interest on Deposits	1.98	2.35	2.99	2.47	1.80	1.44

For the purpose of computing the ratio of earnings to fixed charges, “earnings” consist of income before income taxes and extraordinary items plus fixed charges, excluding capitalized interest. “Fixed charges” consist of interest on short-term and long-term debt, including interest related to capitalized leases and capitalized interest, and one-third of rent expense, which approximates the interest component of that expense. In addition, where indicated, fixed charges include interest on deposits.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. Our general corporate purposes may include repurchasing our outstanding common stock, financing possible acquisitions of branches or other financial institutions or financial service companies, extending credit to, or funding investments in, our subsidiaries and repaying, reducing or refinancing indebtedness.

The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries’ funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies, to fund our subsidiaries, to finance acquisitions or otherwise.

REGULATION AND SUPERVISION

Our principal subsidiary, New York Community Bank, is a New York State-chartered savings bank and is subject to regulation and supervision by the NYSBD, its chartering agency, and by the FDIC. As the holding company for New York Community Bank, we are a bank holding company subject to regulation and supervision by the FRB.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the debt securities and common stock we are offering under this prospectus, to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

In addition, dividends, loans and advances from the Bank are restricted by federal and state statutes and regulations. Under applicable banking statutes, at June 30, 2005, the Bank could have declared additional dividends of approximately $506.3 million without further regulatory approval. The FDIC, the FRB and the NYSBD also have the authority to limit further the Bank’s payment of dividends based on other factors, such as the maintenance of adequate capital for such subsidiary bank.

In addition, there are various statutory and regulatory limitations on the extent to which the Bank can finance us or otherwise transfer funds or assets to us or to our nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. These extensions of credit and other transactions involving the Bank and us or a nonbanking subsidiary of ours are limited in amount to 10% of the Bank’s capital and surplus and, with respect to us and all our nonbanking subsidiaries, to an aggregate of 20% of the Bank’s capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, and specific information relevant to us, you should refer to our Annual Report on Form 10-K for the year ended December 31, 2004, and any other subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the deposit insurance funds that insure deposits of banks, rather than for the protection of security holders. A change in the statutes, regulations or regulatory policies applicable to us or our subsidiaries may have a material effect on our business.

Changes to the laws and regulations can affect the operating environment of bank holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether those changes in laws and regulations will occur, and, if those changes occur, the ultimate effect they would have upon our or our subsidiaries’ financial condition or results of operations.

DESCRIPTION OF DEBT SECURITIES

We may issue senior debt securities or subordinated debt securities. Senior debt securities will be issued under an indenture, the “senior indenture,” between us and Wilmington Trust Company, as senior indenture trustee. Subordinated debt securities will be issued under a separate indenture, the “subordinated indenture,” between us and Wilmington Trust Company, as subordinated indenture trustee. A copy of the form of each of these indentures are exhibits to the registration statement of which this prospectus is a part.

The senior debt securities will be unsecured and will rank equally with all of our other senior unsecured indebtedness. The subordinated debt securities will be unsecured and will be subordinated to all of our existing and future senior indebtedness and other financial obligations, as described under “Subordinated Debt Securities—Subordination” beginning on page 18.

The following describes the general terms and provisions of the debt securities to be offered by any prospectus supplement. The particular terms of the debt securities offered by a prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities so offered, will be described in the prospectus supplement relating to those securities. The following descriptions of the indentures are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the respective indentures.

General

The indentures permit us to issue the debt securities from time to time, without limitation as to aggregate principal amount, and in one or more series. The indentures also do not limit or otherwise restrict the amount of other indebtedness which we may incur or other securities which we or our subsidiaries may issue, including indebtedness which may rank senior to the debt securities. Nothing in the subordinated indenture prohibits the issuance of securities representing subordinated indebtedness that is senior or junior to the subordinated debt securities.

We may issue debt securities if the conditions contained in the indentures are satisfied. These conditions include the adoption of resolutions by our board of directors and a certificate of an authorized officer that establishes the terms of the debt securities being issued. Any resolution or officer’s certificate approving the issuance of any issue of debt securities will include the terms of that issue of debt securities, including:

•	the title and series designation;

•	the aggregate principal amount and the limit, if any, on the aggregate principal amount or initial issue price of the debt securities which may be issued under the applicable indenture;

•	the principal amount payable, whether at maturity or upon earlier acceleration;

•	whether the principal amount payable will be determined with reference to an index, formula or other method which may be calculated, by using, among other measurements, the value of currencies, securities or baskets of securities, commodities, or indices to which any such amount payable is linked;

•	whether the debt securities will be issued as original issue discount securities (as defined below);

•	the date or dates on which the principal of the debt securities is payable;

•	any fixed or variable interest rate or rates per annum or the method or formula for determining an interest rate;

•	the date from which any interest will accrue;

•	any interest payment dates;

•	whether the debt securities are senior or subordinated, and if subordinated, the terms of the subordination if different from that summarized in this prospectus;

•	the price or prices at which the debt securities will be issued, which may be expressed as a percentage of the aggregate principal amount of those debt securities;

•	the stated maturity date;

•	whether the debt securities are to be issued in global form;

•	any sinking fund requirements;

•	any provisions for redemption, the redemption price and any remarketing arrangements;

•	the minimum denominations;

•	whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	any restrictions on the offer, sale and delivery of the debt securities;

•	information with respect to book-entry procedures;

•	the place or places where payments or deliveries on the debt securities will be made and may be presented for registration of transfer or exchange;

•	whether any of the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

•	whether and how we may satisfy our obligations with regard to payment upon maturity, any redemption, required repurchase, any exchange provisions or interest payment through the delivery to holders of other securities, which may or may not be issued by us, or a combination of cash, securities and/or property, referred to as “maturity consideration”;

•	the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus; and

•	any other terms of the debt securities which are not inconsistent with the provisions of the applicable indenture.

The debt securities may be issued as “original issue discount securities” which bear no interest or interest at a rate which at the time of issuance is below market rates and which will be sold at a substantial discount below their principal amount. If the maturity of any original issue discount security is accelerated, the amount payable to the holder of the security will be determined by the applicable prospectus supplement, the terms of the security and the relevant indenture, but may be an amount less than the amount payable at the maturity of the principal of that original issue discount security. Special federal income tax and other considerations relating to original issue discount securities will be described in the applicable prospectus supplement.

Please see the accompanying prospectus supplement or pricing supplement you have received or will receive for the terms of the specific debt securities we are offering.

You should be aware that special U.S. Federal income tax, accounting and other considerations may apply to the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations.

Registration and Transfer

Holders may present debt securities in registered form for transfer or exchange for other debt securities of the same series at the offices of the applicable indenture trustee according to the terms of the applicable indenture and the debt securities.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in fully registered form, without coupons, and in denominations of (1) $1,000 or integral multiples of $1,000 for any senior debt security and (2) $100,000 or any integral multiple of $1,000 in excess of $100,000 for any subordinated debt security.

No service charge will be required for any transfer or exchange of the debt securities but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

Payment and Place of Payment

We will pay or deliver principal, maturity consideration and any premium and interest in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. However, at our option, we may pay any interest by check mailed to the holders of registered debt securities at their registered addresses.

Global Securities

Each indenture provides that we may issue debt securities in global form. If any series of debt securities is issued in global form, the prospectus supplement will describe any circumstances under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.

Events of Default

Unless otherwise indicated in the applicable prospectus supplement, the following are events of default under the senior indenture with respect to the senior debt securities:

•	default in the payment of any principal or premium on senior debt securities when due;

•	default in the payment of any interest on senior debt securities when due, which continues for 30 days;

•	default in the delivery or payment of the maturity consideration on senior debt securities when due;

•	default in the deposit of any sinking fund payment on senior debt securities when due;

•	default in the performance of any other obligation contained in the applicable indenture for the benefit of that series or in the senior debt securities of that series, which continues for 60 days after written notice;

•	default in the payment of any of our other indebtedness or the indebtedness of any principal constituent bank (as defined below) (whether currently existing or created in the future) having an original or principal amount of $5,000,000 or more which results in acceleration of that indebtedness and such acceleration has not been rescinded or annulled within 30 days of the related declaration;

•	specified events in bankruptcy, insolvency or reorganization of us or any principal constituent bank; and

•	any other event of default provided with respect to senior debt securities of any series.

If an event of default (other than an event of default arising from specified events in bankruptcy of us or any principal constituent bank) occurs and is continuing for any series of senior debt securities, the senior indenture trustee or the holders of not less than 25% in aggregate principal amount or, under certain circumstances, issue price of the outstanding debt securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities of that series, to be due and payable or deliverable immediately.

Unless otherwise indicated in the applicable prospectus supplement, the following are the events of default under the subordinated indenture with respect to the subordinated debt securities:

•	specified events in bankruptcy, insolvency or reorganization; and

•	with respect to a particular series of subordinated debt securities any other event of default provided with respect to that series.

If an event of default occurs and is continuing for any series of subordinated debt securities, the subordinated indenture trustee or the holders of not less than 25% in aggregate principal amount or, under certain circumstances, issue price of the outstanding securities of that series may declare all amounts, or any lesser amount provided for in the subordinated debt securities of that series, to be due and payable or deliverable immediately. The subordinated indenture trustee and the holders of subordinated debt securities will not be entitled to accelerate the maturity of the subordinated debt securities in the case of a default in the performance of any covenant with respect to the subordinated debt securities, including the payment of interest and principal or the delivery of the maturity consideration, unless such default is an event of default with respect to the subordinated debt securities of the applicable series.

If a default occurs and is continuing under the subordinated indenture, the subordinated indenture trustee may, in its discretion and subject to certain conditions, seek to enforce its rights and the rights of the holders of the subordinated debt securities by appropriate judicial proceedings. The following are defaults under the subordinated indenture with respect to subordinated debt securities of any series:

•	any event of default with respect to subordinated debt securities of that series;

•	default in the payment of any principal or premium on subordinated debt securities of that series when due;

•	default in the payment of any interest on subordinated debt securities of that series when due, which continues for 30 days;

•	default in the delivery or payment of the maturity consideration on subordinated debt securities of that series when due;

•	default in the performance of any other obligation contained in the subordinated indenture for the benefit of that series or in the subordinated debt securities of that series, which continues for 60 days after written notice; and

•	any other default provided with respect to subordinated debt securities of that series.

At any time after the applicable indenture trustee or the holders have accelerated a series of debt securities, but before the applicable indenture trustee has obtained a judgment or decree for payment of money due or delivery of the maturity consideration, the holders of a majority in aggregate principal amount or, under certain circumstances, issue price of outstanding debt securities of that series may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may waive any default with respect to that series, except a default:

•	in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

•	in an obligation contained in, or a provision of, an indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected.

The holders of a majority in principal amount or, under certain circumstances, issue price of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable indenture trustee or exercising any trust or power conferred on the indenture trustee with respect to debt securities of that series, provided that any direction is not in conflict with any rule of law or the applicable indenture. Subject to the provisions of the applicable indenture relating to the duties of the indenture trustee, before proceeding to exercise any right or power under the indenture at the direction of the holders, the indenture trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which it might incur in complying with any direction.

A holder of any debt security of any series will have the right to institute a proceeding with respect to the applicable indenture or for any remedy under the indenture, if:

•	that holder previously gives to the indenture trustee written notice of a continuing event of default with respect to debt securities of that series;

•	the holders of not less than 25% for any senior debt security, or a majority for any subordinated debt security, in aggregate principal amount or, under certain circumstances, issue price of the outstanding debt securities of that series also have made written request and offered the indenture trustee indemnity satisfactory to the indenture trustee to institute that proceeding as indenture trustee;

•	the indenture trustee will not have received from the holders of a majority in principal amount or, under certain circumstances, issue price of the outstanding debt securities of that series a direction inconsistent with the request; and

•	the indenture trustee fails to institute the proceeding within 60 days.

However, any holder of a debt security has the absolute right to institute suit for any defaulted payment after the due dates for payment of principal and interest under that debt security.

We are required to furnish to the indenture trustees annually a statement as to the performance of our obligations under the indentures and as to any default in that performance.

Modification and Waiver

Unless otherwise indicated in the applicable indenture supplement, we and the applicable indenture trustee may amend and modify each indenture with the consent of holders of at least a majority in principal amount or, under certain circumstances, issue price of each series of debt securities issued under that indenture affected. However, without the consent of each holder of any debt security issued under the applicable indenture, we may not amend or modify that indenture to:

•	change the stated maturity date of the principal or maturity consideration of, or any installment of principal or interest on, any debt security issued under that indenture;

•	reduce the principal amount or maturity consideration of, the rate of interest on, or any premium payable upon the redemption of any debt security issued under that indenture;

•	reduce the amount of principal or maturity consideration of an original issue discount security issued under that indenture payable upon acceleration of its maturity;

•	change the place or currency of payment of principal or maturity consideration of, or any premium or interest on, any debt security issued under that indenture;

•	impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any debt security issued under that indenture;

•	reduce the percentage in principal amount or, under certain circumstances, issue price of debt securities of any series issued under that indenture, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture;

•	make any change relating to the subordination of the debt securities in a manner adverse to the holders of those debt securities or, in the case of subordinated debt securities, in a manner adverse to holders of senior indebtedness, unless the holders of senior indebtedness consent to that change under the terms of that senior indebtedness; or

•	reduce the percentage in principal amount or, under certain circumstances, issue price of debt securities of any series issued under that indenture, the consent of whose holders is required to waive any past default.

The holders of at least a majority in principal amount or, under certain circumstances, issue price of the outstanding debt securities of any series issued under that indenture may, with respect to that series, waive past defaults under the indenture, except as described under “—Events of Default” beginning on page 12.

Unless otherwise indicated in the applicable prospectus supplement, we and the applicable indenture trustee may also amend and modify each indenture without the consent of any holder for any of the following purposes:

•	to evidence the succession of another person to us;

•	to add to our covenants for the benefit of the holders of all or any series of securities;

•	to add events of default;

•	to add or change any provisions of the indentures to facilitate the issuance of bearer securities;

•	to change or eliminate any of the provisions of the applicable indenture, so long as any such change or elimination will become effective only when there is no outstanding security of any series which is entitled to the benefit of that provision;

•	to establish the form or terms of debt securities of any series;

•	to evidence and provide for the acceptance of appointment by a successor indenture trustee;

•	to cure any ambiguity, to correct or supplement any provision in the applicable indenture, or to make any other provisions with respect to matters or questions arising under that indenture so long as the interests of holders of debt securities of any series are not adversely affected in any material respect under that indenture;

•	to convey, transfer, assign, mortgage or pledge any property to or with the indenture trustee securing the debt securities; or

•	to provide for conversion rights of the holders of the debt securities of any series to enable those holders to convert those securities into other securities.

Consolidation, Merger and Sale of Assets

Unless otherwise indicated in the applicable prospectus supplement, we may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that:

•	the resulting corporation, if other than us, is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of our obligations to:

(1)	pay or deliver the principal or maturity consideration of, and any premium or interest on, the debt securities; and

(2)	perform and observe all of our other obligations under the indentures; and

(3)	we are not, or any successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the indentures.

Neither of the indentures provides for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indentures do not contain any provision which would protect the holders of debt securities against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Regarding the Indenture Trustee

The indenture trustee provides trust services to us and our affiliates in connection with certain trust preferred securities that we currently have outstanding.

The occurrence of any default under either the senior indenture, the subordinated indenture or the indenture between us and the indenture trustee relating to our junior subordinated debentures, which may also be issued under this registration statement, could create a conflicting interest for the indenture trustee under the Trust Indenture Act. If that default has not been cured or waived within 90 days after the indenture trustee has or acquired a conflicting interest, the indenture trustee would generally be required by the Trust Indenture Act to eliminate that conflicting interest or resign as indenture trustee with respect to the debt securities issued under the senior indenture or the subordinated indenture, or with respect to the junior subordinated debentures issued to certain Delaware statutory trusts of ours under a separate indenture. If the indenture trustee resigns, we are required to promptly appoint a successor trustee with respect to the affected securities.

The Trust Indenture Act also imposes certain limitations on the right of the indenture trustee, as a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect to any cash claim or otherwise. The indenture trustee will be permitted to engage in other transactions with us, provided that, if it acquires a conflicting interest within the meaning of Section 310 of the Trust Indenture Act, it must generally either eliminate that conflict or resign.

International Offering

If specified in the applicable prospectus supplement, we may issue debt securities outside the United States. Those debt securities will be described in the applicable prospectus supplement. In connection with any offering outside the United States, we will designate paying agents, registrars or other agents with respect to the debt securities, as specified in the applicable prospectus supplement.

We will describe in the applicable prospectus supplement whether our debt securities issued outside the United States: (1) may be subject to certain selling restrictions; (2) may be listed on one or more foreign stock exchanges; and (3) may have special United States tax and other considerations applicable to an offering outside the United States.

SENIOR DEBT SECURITIES

The senior debt securities will be our direct, unsecured obligations and will rank equally with all of our other outstanding senior indebtedness.

Restrictive Covenants

Disposition of Voting Stock of Certain Subsidiaries.    Unless otherwise indicated in the applicable prospectus supplement, we may not sell or otherwise dispose of, or permit the issuance of, any voting stock or any security convertible or exercisable into voting stock of a “principal constituent bank” of ours or any subsidiary of ours which owns a controlling interest in a principal constituent bank. A “principal constituent bank” is a bank subsidiary that has total assets equal to 30% or more of our assets. Any designation of a banking subsidiary as a principal constituent bank with respect to senior debt securities of any series will remain effective until the senior debt securities of that series have been repaid. As of the date of this prospectus, New York Community Bank is our only principal constituent bank and no other banking subsidiaries have been designated as principal constituent banks with respect to any series of debt securities.

This restriction does not apply to dispositions made by us or any subsidiary:

•	acting in a fiduciary capacity for any person other than us or any subsidiary;

•	to us or any of our wholly-owned subsidiaries;

•	if required by law for the qualification of directors;

•	to comply with an order of a court or regulatory authority;

•	in connection with a merger of, or consolidation of, a principal constituent bank with or into a wholly-owned subsidiary or a majority-owned banking subsidiary, as long as we hold, directly or indirectly, in the entity surviving that merger or consolidation, not less than the percentage of voting stock we held in the principal constituent bank prior to that action;

•	if that disposition or issuance is for fair market value as determined by our board of directors, and, if after giving effect to that disposition or issuance and any potential dilution, we and our wholly-owned subsidiaries will own directly not less than 80% of the voting stock of that principal constituent bank or any subsidiary which owns a principal constituent bank;

•	if a principal constituent bank sells additional shares of voting stock to its stockholders at any price, if, after that sale, we hold directly or indirectly not less than the percentage of voting stock of that principal constituent bank we owned prior to that sale; or

•	if we or a subsidiary pledges or creates a lien on the voting stock of a principal constituent bank to secure a loan or other extension of credit by a majority-owned banking subsidiary subject to Section 23A of the Federal Reserve Act.

Limitation upon Liens on Certain Capital Stock.    Unless otherwise indicated in the applicable prospectus supplement, we may not at any time, directly or indirectly, create, assume, incur or permit to exist any mortgage, pledge, encumbrance or lien or charge of any kind upon:

•	any shares of capital stock of any principal constituent bank, other than directors’ qualifying shares; or

•	any shares of capital stock of a subsidiary which owns capital stock of any principal constituent bank.

This restriction does not apply to:

•	liens for taxes, assessments or other governmental charges or levies which are not yet due or are payable without penalty or which we are contesting in good faith by appropriate proceedings, so long as we have set aside on our books adequate reserves to cover the contested amount; or

•	the lien of any judgment, if that judgment is discharged, or stayed on appeal or otherwise, within 60 days.

Defeasance

We may terminate or “defease” our obligations under the senior indenture with respect to the senior debt securities of any series by taking the following steps:

(1)	depositing irrevocably with the senior indenture trustee an amount, which through the payment of interest, principal or premium, if any, will provide an amount sufficient to pay the entire amount of the senior debt securities:

•	in the case of senior debt securities denominated in U.S. dollars, U.S. dollars or U.S. government obligations;

•	in the case of senior debt securities denominated in a foreign currency, of money in that foreign currency or foreign government obligations of the foreign government or governments issuing that foreign currency; or

•	a combination of money and U.S. government obligations or foreign government obligations, as applicable;

(2)	delivering:

•	an opinion of independent counsel that the holders of the senior debt securities of that series will have no federal income tax consequences as a result of that deposit and termination;

•	if the senior debt securities of that series are then listed on a national or regional securities exchange in the United States, an opinion of counsel that those senior debt securities will not be delisted as a result of the exercise of this defeasance option;

•	an opinion of counsel as to certain other matters;

•	officers’ certificates certifying as to compliance with the senior indenture and other matters; and

(3)	paying all amounts due under the senior indenture.

Further, the defeasance cannot cause an event of default under the senior indenture or any other agreement or instrument and no default under the senior indenture or any such other agreement or instrument can exist at the time the defeasance occurs.

SUBORDINATED DEBT SECURITIES

The subordinated debt securities will be our direct, unsecured obligations. Unless otherwise specified in the applicable prospectus supplement, the subordinated debt securities will rank equally with all of our outstanding subordinated indebtedness that is not specifically stated to be junior to the subordinated debt securities.

Subordination

The subordinated debt securities will be subordinated in right of payment to all “senior indebtedness,” as defined in the subordinated indenture. In certain circumstances relating to our liquidation, dissolution, winding up, reorganization, insolvency or similar proceedings, the holders of all senior indebtedness will first be entitled to receive payment in full before the holders of the subordinated debt securities will be entitled to receive any payment on the subordinated debt securities.

If the maturity of any debt securities is accelerated, we will have to repay all senior indebtedness before we can make any payment on the subordinated debt securities.

In addition, we may make no payment on the subordinated debt securities in the event:

•	there is a default in any payment or delivery with respect to any senior indebtedness; or

•	there is an event of default with respect to any senior indebtedness which permits the holders of that senior indebtedness to accelerate the maturity of the senior indebtedness.

By reason of this subordination in favor of the holders of senior indebtedness, in the event of an insolvency, our creditors who are not holders of senior indebtedness or the subordinated debt securities may recover less, proportionately, than holders of senior indebtedness and may recover more, proportionately, than holders of the subordinated debt securities. Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities, “senior indebtedness” is defined in the subordinated indenture as:

the principal of, premium, if any, and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on:

(i)    all indebtedness, obligations and other liabilities (contingent or otherwise) of NYCB for borrowed money (including obligations of the Company in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or other instruments for the payment of money, or indebtedness incurred in connection with the acquisition of any properties or assets (whether or not the recourse of the lender is to the whole of the assets of the Company or to only a portion thereof), other than any account payable or other accrued current liability or obligation to trade creditors incurred in the ordinary course of business;

(ii)    all obligations and liabilities (contingent or otherwise) in respect of leases of the Company required or permitted, in conformity with accounting principles generally accepted in the United States of America, to be accounted for as capitalized lease obligations on the balance sheet of the Company;

(iii)    all direct or indirect guaranties or similar agreements by the Company in respect of, and obligations or liabilities (contingent or otherwise) of the Company to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (1) and (2); and

(iv)    any and all amendments, renewals, extensions and refundings of any indebtedness, obligation or liability of the kind described in clauses (1) through (3).

“Senior Indebtedness” does not include:

(i)    any indebtedness in which the instrument or instruments evidencing or securing the same or pursuant to which the same is outstanding, or in any amendment, renewal, extension or refunding of such instrument or instruments, it is expressly provided that such indebtedness shall not be senior in right of payment to the Securities or expressly provides that such Indebtedness is pari passu or junior to the Securities; or

(ii)    trade accounts payable in the ordinary course of business.

The subordinated indenture does not limit or prohibit the incurrence of additional senior indebtedness, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations. Any prospectus supplement relating to a particular series of subordinated debt securities will set forth the aggregate amount of our indebtedness senior to the subordinated debt securities as of a recent practicable date.

The subordinated debt securities will rank equally in right of payment with each other.

The prospectus supplement may further describe the provisions, if any, which may apply to the subordination of the subordinated debt securities of a particular series.

Restrictive Covenants

The subordinated indenture does not contain any significant restrictive covenants. The prospectus supplement relating to a series of subordinated debt securities may describe certain restrictive covenants, if any, to which we may be bound under the subordinated indenture.

DESCRIPTION OF COMMON STOCK

Company

NYCB, which is incorporated under the General Corporation Law of the State of Delaware, is authorized to issue 600,000,000 shares of its common stock, $0.01 par value, of which 266,042,992 shares were issued and outstanding as of October 21, 2005. NYCB is also authorized to issue 5,000,000 shares of its preferred stock, $0.01 par value, of which none have been issued as of October 21, 2005. NYCB’s board of directors may at any time, without additional approval of the holders of preferred stock or common stock, issue additional authorized shares of preferred stock or common stock.

Voting Rights

The holders of common stock are entitled to one vote per share on all matters presented to stockholders. Holders of common stock are not entitled to cumulate their votes in the election of directors.

No Preemptive or Conversion Rights

The holders of common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by NYCB before such securities are offered to others. The absence of preemptive rights increases NYCB’s flexibility to issue additional shares of common stock in connection with NYCB’s acquisitions, employee benefit plans and for other purposes, without affording the holders of common stock a right to subscribe for their proportionate share of those additional securities. The holders of common stock are not entitled to any redemption privileges, sinking fund privileges or conversion rights.

Dividends

Holders of common stock are entitled to receive dividends ratably when, as and if declared by NYCB’s board of directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under Delaware law, NYCB may pay dividends out of surplus or net profits for the fiscal year in which declared and/or for the preceding fiscal year, even if our surplus accounts are in a deficit position. Dividends paid by our subsidiary Bank are the primary source of funds available to NYCB for payment of dividends to our stockholders and for other needs. NYCB’s board of directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including NYCB’s earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as NYCB’s board of directors deems relevant. See “Regulation and Supervision” on page 9.

NYCB’s principal assets and sources of income consist of investments in our operating subsidiaries, which are separate and distinct legal entities.

Liquidation

Upon liquidation, dissolution or the winding up of the affairs of NYCB, holders of common stock are entitled to receive their pro rata portion of the remaining assets of NYCB after the holders of NYCB’s preferred stock, if any, have been paid in full any sums to which they may be entitled.

Certain Charter and Bylaw Provisions Affecting Stock

NYCB’s Amended and Restated Certificate of Incorporation and Bylaws contain several provisions that may make NYCB a less attractive target for an acquisition of control by anyone who does not have the support of NYCB’s board of directors. Such provisions include, among other things, the requirement of a supermajority vote of stockholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered board of directors, and the limitation that stockholder actions may only be taken at a meeting and may not be taken by unanimous written stockholder consent. The foregoing is qualified in its entirely by reference to NYCB’s Amended and Restated Certificate of Incorporation and Bylaws, both of which are on file with the SEC.

Restrictions on Ownership

The Bank Holding Company Act of 1956, the “BHC Act,” generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of NYCB. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the FRB before acquiring 5% or more of the voting stock of NYCB. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the FRB has been notified and has not objected to the transaction. Under a rebuttable presumption established by the FRB, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as NYCB, could constitute acquisition of control of the bank holding company.

NYCB Stockholder Protection Rights Agreement

The following is a description of the rights issued under the NYCB stockholder protection rights agreement, as amended. This description is subject to, and is qualified in its entirety by reference to, the text of the rights agreement. A description of the rights agreement specifying the terms of the rights has been included in reports filed by NYCB under the Exchange Act. See “Where You Can Find More Information” on page 4.

Each issued share of NYCB common stock has attached to it one right issued pursuant to a Stockholder Protection Rights Agreement, dated as of January 16, 1996, and amended on March 27, 2001, August 1, 2001 and July 31, 2003 between NYCB and Registrar and Transfer Company, as rights agent. Each right entitles its holder to purchase one one-hundredth of a share of participating preferred stock of NYCB at an exercise price of $120, subject to adjustment, after the separation time, which means after the close of business on the earlier of:

•	the tenth business day after commencement of a tender or exchange offer that, if consummated, would result in the offeror becoming an “acquiring person,” which is defined in the rights agreement as a person beneficially owning 10% or more of the outstanding shares of NYCB common stock; and

•	the tenth business day after the first date of public announcement by the Company that a person has become an acquiring person, which is also called the flip-in date.

The rights are not exercisable until the business day following the separation time. The rights expire on the earlier of:

•	the close of business on January 16, 2006;

•	redemption, as described below;

•	an exchange for common stock, as described below; or

•	the merger of NYCB into another corporation pursuant to an agreement entered into prior to a flip-in date.

The NYCB board of directors may, at any time prior to the occurrence of a flip-in date, redeem all the rights at a price of $0.01 per right.

If a flip-in date occurs, each right, other than those held by an acquiring person or any affiliate or associate of the acquiring person or by any transferees of any of these persons, will constitute the right to purchase shares of NYCB common stock having an aggregate market price equal to $240 in cash, subject to adjustment. In addition, the NYCB board of directors may, at any time between a flip-in date and the time that an acquiring person becomes the beneficial owner of more than 50% of the outstanding shares of NYCB common stock, elect to exchange the rights for shares of NYCB common stock at an exchange ratio of one share of NYCB common stock per right.

Under the rights agreement, after a flip-in date occurs, NYCB may not consolidate or merge, or engage in other similar transactions, with an acquiring person without entering into a supplemental agreement with the acquiring person providing that, upon consummation or occurrence of the transaction, each right shall thereafter constitute the right to purchase common stock of the acquiring person having an aggregate market price equal to $240 in cash, subject to adjustment.

These rights may not prevent a takeover of NYCB. The rights, however, may have antitakeover effects. The rights may cause substantial dilution to a person or group that acquires 10% or more of the outstanding NYCB common stock unless the rights are first redeemed by the NYCB board of directors.

DESCRIPTION OF PREFERRED STOCK

The following summary contains a description of the general terms of the preferred stock that we may issue. The specific terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to the amendment to our Certificate of Incorporation or the Certificate of Designation, with respect to the establishment of a series of preferred stock which will be filed with the SEC in connection with the offering of such series of preferred stock.

General

Our Amended and Restated Certificate of Incorporation permits our board of directors to authorize the issuance of up to 5,000,000 shares of preferred stock, par value $0.01, in one or more series, without stockholder action. The board of directors can fix the designation, powers, preferences and rights of each series. Therefore, without stockholder approval, our board of directors can authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power of the common stock and may assist management in impeding any unfriendly takeover or attempted change in control. None of our preferred stock is currently outstanding.

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the price at which the preferred stock will be issued;

•	the dividend rate, or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

•	any redemption or sinking fund provisions;

•	any conversion provisions;

•	whether we have elected to offer depositary shares as described under “Description of Depositary Shares”; and

•	any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of the preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

As described under “Description of Depositary Shares,” we may, at our option, with respect to any series of the preferred stock, elect to offer fractional interests in shares of preferred stock, and provide for the issuance of depositary receipts representing depositary shares, each of which will represent a fractional interest in a share of the series of the preferred stock. The fractional interest will be specified in the prospectus supplement relating to a particular series of the preferred stock.

Rank

Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up and dissolution, rank:

•	senior to all classes of common stock and all equity securities issued by us the terms of which specifically provide that the equity securities will rank junior to the preferred stock (the junior securities);

•	equally with all equity securities issued by us the terms of which specifically provide that the equity securities will rank equally with the preferred stock (the parity securities); and

•	junior to all equity securities issued by us the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

Dividends

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described, if any, in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Our ability to pay dividends on our preferred stock is subject to policies established by the Federal Reserve Board.

Rights Upon Liquidation

If we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the prospectus supplement relating to that series of the preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of the preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.

Because we are a bank holding company, our rights, the rights of our creditors and of our stockholders, including the holders of the preferred stock offered by this prospectus, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization may be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Redemption

We may provide that a series of the preferred stock may be redeemable, in whole or in part, at our option with prior Federal Reserve Board approval. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all shares of preferred stock are redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Under current regulations, bank holding companies, except in certain narrowly defined circumstances, may not exercise any option to redeem shares of preferred stock included as Tier 1 capital without the prior approval of the Federal Reserve Board. Ordinarily, the Federal Reserve Board would not permit such a redemption unless

(1) the shares are redeemed with the proceeds of a sale by the bank holding company of common stock or perpetual preferred stock or (2) the Federal Reserve determines that the bank holding company’s condition and circumstances warrant the reduction of a source of permanent capital.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as otherwise required by law or in our articles of organization.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of the preferred stock are or become entitled to vote for the election of directors, such series may then be deemed a “class of voting securities” and a holder of 25% or more of such series, or a holder of 5% or more if it otherwise exercises a “controlling influence” over us, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, at such time as such series is deemed a class of voting securities, (a) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of that series and (b) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.

Exchangeability

We may provide that the holders of shares of preferred stock of any series may be required at any time or at maturity to exchange those shares for our debt securities. The applicable prospectus supplement will specify the terms of any such exchange.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the prospectus supplement, of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited with a depositary named in the prospectus supplement. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the moneys payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Notices

The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock.

Limitation of Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and their duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Inspection of Books

Any record holder of depositary shares who has been a holder for at least six months or who holds at least five percent of our outstanding shares of capital stock will be entitled to inspect the transfer books relating to the depositary shares and the list of record holders of depositary shares upon certification to the depositary that the holder is acting in good faith and that the inspection is for a proper purpose.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, depositary shares or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities, preferred stock, depositary shares or common stock, or any combination of those securities in the form of units, as described in the appropriate prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. Below is a description of certain general terms and provisions of the warrants that we may offer. Further terms of the warrants will be described in the prospectus supplement.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	any applicable anti-dilution provisions;

•	any applicable redemption or call provisions;

•	the circumstances under which the warrant exercise price may be adjusted.

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material United States federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of the preferred stock or common stock purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities, preferred stock, depositary shares or common stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and the related debt securities, preferred stock, depositary shares or common stock will be separately transferable;

•	the number of shares of preferred stock, the number of depositary shares or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the antidilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified or varying number of shares of common stock, preferred stock or depositary shares at a future date. Alternatively, the stock purchase contracts may obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock or depositary shares. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time that the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such stock purchase contract upon the occurrence of certain events.

The stock purchase contracts may be entered into separately or as part of units (“stock purchase units”), consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. Treasury securities, other stock purchase contracts or common stock, in each case securing holders’ obligations to purchase, or to sell, as the case may be, common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

DESCRIPTION OF UNITS

We may issue units consisting of one or more debt securities or other securities, including our common stock, preferred stock, stock purchase contracts, depositary shares, warrants or any combination thereof, as described in a prospectus supplement.

The applicable prospectus supplement will describe:

•	the designation and the terms of the units and of the debt securities, preferred stock, common stock, stock purchase contracts, depositary shares and warrants constituting the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	any additional terms of the governing unit agreement;

•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the debt securities, preferred stock, common stock, stock purchase contracts, depositary shares or warrants constituting the units; and

•	any applicable United States federal income tax consequences.

The terms and conditions described under “Description of Debt Securities,” “Description of Preferred Stock,” “Description of Common Stock,” “Description of Stock Purchase Contracts and Stock Purchase Units,” “Description of Depositary Shares,” “Description of Warrants” and those described below under “—Significant Provisions of the Unit Agreement” will apply to each unit and to any debt security, preferred stock, common stock, stock purchase contract, depositary share or warrant included in each unit, respectively, unless otherwise specified in the applicable prospectus supplement.

We will issue the units under one or more unit agreements, each referred to as a unit agreement, to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in a prospectus supplement. The following descriptions of material provisions and terms of the unit agreement and units are not complete, and you should review the detailed provisions of the unit agreement to be filed with the SEC in connection with the offering of specific units for a full description, including the definition of some of the terms used in this prospectus and for other information regarding the units.

Significant Provisions of the Unit Agreement

The following terms and conditions of the unit agreement will apply to each unit and to any debt security, preferred stock, common stock, stock purchase contract, depositary share or warrant included in each unit, respectively, unless otherwise specified in the applicable prospectus supplement:

Obligations of Unit Holder.    Under the terms of the unit agreement, each owner of a unit consents to and agrees to be bound by the terms of the unit agreement.

Assumption of Obligations by Transferee.    Upon the registration of transfer of a unit, the transferee will assume the obligations, if any, of the transferor under any security constituting that unit, and the transferor will be released from those obligations. Under the unit agreement, we consent to the transfer of these obligations to the transferee, to the assumption of these obligations by the transferee and to the release of the transferor, if the transfer is made in accordance with the provisions of the unit agreement.

Remedies.    Upon the acceleration of the debt securities constituting any units, our obligations may also be accelerated upon the request of the owners of not less than 25% of the affected purchase contracts, on behalf of all the owners.

Limitation on Actions by You as an Individual Holder.    No owner of any unit will have any right under the unit agreement to institute any action or proceeding at law or in equity or in bankruptcy or otherwise regarding the unit agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official, unless the owner will have given written notice to the unit agent and to us of the occurrence and continuance of a default thereunder and in the case of an event of default under the debt securities or the relevant indenture, unless the procedures, including notice to us and the trustee, described in the applicable indenture have been complied with.

If these conditions have been satisfied, any owner of an affected unit may then, but only then, institute an action or proceeding.

Absence of Protections against All Potential Actions.    There are no covenants or other provisions in the unit agreement providing for a put right or increased interest or otherwise that would afford holders of units additional protection in the event of a recapitalization transaction, a change of control or a highly leveraged transaction.

Modification without Consent of Holders.    We and the unit agent may amend the unit agreement without the consent of the holders to:

•	cure any ambiguity;

•	correct or supplement any defective or inconsistent provision; or

•	amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

Modification with Consent of Holders.    We and the unit agent, with the consent of the holders of not less than a majority of all series of outstanding units affected, voting as one class, may modify the rights of the holders of the units of each series so affected. However, we and the unit agent may not make any of the following modifications without the consent of the holder of each outstanding unit affected by the modification:

•	materially adversely affect the holders’ units or the terms of the unit agreement (other than terms related to the three clauses described above under “—Modification without Consent of Holders”); or

•	reduce the percentage of outstanding units the consent of whose owners is required for the modification of the provisions of the unit agreement (other than terms related to the three clauses described above under “—Modification without Consent of Holders”).

Modifications of any debt securities included in units may only be made in accordance with the applicable indenture, as described under “Description of Debt Securities—Modification and Waiver.”

Consolidation, Merger or Sale of Assets.    The unit agreement provides that we will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties and assets to any person or persons in a single transaction or through a series of transactions, unless:

•	we shall be the continuing person or, if we are not the continuing person, the resulting, surviving or transferee person (the “surviving entity”) is a company organized and existing under the laws of the United States or any State or territory;

•	the surviving entity will expressly assume all of our obligations under the debt securities and each indenture, and will, if required by law to effectuate the assumption, execute supplemental indentures which will be delivered to the unit agents and will be in form and substance reasonably satisfactory to the trustees;

•	immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default has occurred and is continuing; and

•

we or the surviving entity will have delivered to the unit agents an officers’ certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the applicable indenture relating to the transaction or series of transactions have been satisfied.

If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our assets occurs in accordance with the indentures, the successor corporation will succeed to, and be substituted for, and may exercise our rights and powers under the indentures with the same effect as if such successor corporation had been named as us.

PLAN OF DISTRIBUTION

We may offer and sell these securities in any one or more of the following ways:

•	to the public through a group of underwriters managed or co-managed by one or more underwriters, or through dealers;

•	through one or more agents;

•	directly to purchasers; or

•	through a combination of such methods of sale.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

Each time we sell securities a prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name or names of any agents, dealers or underwriters included in the offer and sale of the securities;

•	the public offering or purchase price and the proceeds we will receive from the sale of the securities;

•	any discounts and commissions to be allowed or paid to the agents or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

We may agree to enter into an agreement to indemnify the agents and the several underwriters against certain civil liabilities, including liabilities under the Securities Act or to contribute to payments the agents or the underwriters may be required to make.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to those contracts will be equal to, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•	the purchase by an institution of the debt securities covered under that contract will not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•	if the debt securities are also being sold to underwriters acting as principals for their own account, the underwriters will have purchased those debt securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us of those securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

—	commercial and savings banks;

—	insurance companies;

—	pension funds;

—	investment companies; and

—	educational and charitable institutions.

In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Each series of securities other than common stock will be new issue of securities with no established trading market. Any underwriters to whom offered securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity or activity of any trading in the offered securities.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by NASD members participating in the offering or affiliates or associated persons of such NASD members, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).

We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of our common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell shares of our common stock short using this prospectus and deliver our common stock covered by this prospectus to close out such short positions, or loan or pledge our common stock to financial institutions that in turn may sell the shares of our common stock using this prospectus. We may pledge or grant a security interest in some or all of our common stock covered by this prospectus to support a derivative or hedging position or other obligations and, if we default in the performance of our obligations, the pledges or secured parties may offer and sell our common stock from time to time pursuant to this prospectus.

Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for, us or one or more of our affiliates in the ordinary course of business.

LEGAL OPINIONS

The validity of the securities offered hereby will be passed upon for us by Muldoon Murphy & Aguggia LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of New York Community Bancorp, Inc. and its subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference into this document in reliance upon the report of KPMG LLP, independent registered public accounting firm, which is incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

New York Community conducted an assessment of the effectiveness of its internal control over financial reporting as of December 31, 2004, utilizing the framework established in “Internal Control—Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Based on this assessment, New York Community concluded that its internal control over financial reporting was not effective as of December 31, 2004, due to the following material weakness: As of December 31, 2004, New York Community did not employ sufficient personnel with adequate technical skills relative to accounting for income taxes. In addition, New York Community’s income tax accounting policies and procedures did not provide for effective supervisory review of income tax accounting amounts and analyses, and the related recordkeeping activities. These errors have been corrected by management in the consolidated financial statements incorporated by reference.

24,500,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

April 11, 2006

Bear, Stearns & Co. Inc.